Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188786

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2013

Preliminary Prospectus Supplement

(To Prospectus dated November 18, 2013)

$

ProAssurance Corporation

    % Senior Notes due 2023

This is an offering by ProAssurance Corporation of $         of its     % Senior Notes due 2023 (the “Notes”). The Notes will mature on                     , 2023, and interest will be paid semi-annually in arrears on                      and                      of each year or, if such day is not a business day, on the next succeeding business day, commencing on                     , 2014. Interest will accrue from                     , 2013. We may redeem the Notes in whole or in part at any time and from time to time at the redemption prices described under “Description of Notes—Redemption of Notes at Our Option.”

The Notes will be unsecured general obligations of ProAssurance Corporation and will rank equal in right of payment with all existing and future unsecured and unsubordinated debt of ProAssurance Corporation, but will be effectively junior in right of payment to all existing and future secured debt of ProAssurance Corporation. The Notes will not be the obligation of any of our subsidiaries and will be effectively subordinated to the debt and liabilities of our subsidiaries.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

Investing in the Notes involves risks that are described or referred to under “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement and the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Initial public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us(2)		%	$

(1)	Plus accrued interest, if any, from , 2013.
(2)	Before expenses in connection with the offering. See “Underwriting.”

We expect that delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about                     , 2013.

Joint Book-Running Managers

Goldman, Sachs & Co.	Wells Fargo Securities	US Bancorp

The date of this prospectus supplement is                     , 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the Notes being offered. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Notes being offered. This prospectus supplement, together with the documents incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus.

Please read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus before you make an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide you in connection with the sale of the Notes offered hereby. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making any representation to the purchaser of the Notes regarding the legality of an investment in the Notes by such purchaser. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Notes.

References in this prospectus supplement to “ProAssurance,” “we,” “us” and “our” refer to ProAssurance Corporation, an insurance holding company incorporated in Delaware, and its subsidiaries, unless the context otherwise requires. Terms used in this prospectus supplement that are not otherwise defined will have the meanings given to them in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein concerning our future results and performance and other matters not directly related to historical information are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “hopeful,” “plans,” “intends,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “projects,” “should,” “will” and similar expressions are intended, but are not the exclusive means, to identify these forward-looking statements. These forward-looking statements include among other things statements concerning: liquidity and capital requirements, investment valuation and performance, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographic areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions;

•	our ability to maintain our dividend payments;

•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;

•	the enactment or repeal of tort reforms;

•	formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;

•	the impact of deflation or inflation;

•	changes in the interest rate environment;

•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;

•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;

•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

•

changes in accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;

•	the effects of changes in the healthcare delivery system, including but not limited to the Patient Protection and Affordable Care Act;

S-iii

•	consolidation of healthcare providers and entities that are more likely to self insure and not purchase medical professional liability insurance;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;

•	changes in the availability, cost, quality or collectability of insurance/reinsurance;

•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

•	allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;

•	loss of independent agents;

•	changes in our organization, compensation and benefit plans;

•	our ability to retain and recruit senior management;

•	assessments from guaranty funds;

•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;

•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;

•

taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties;

•	insurance market conditions may alter the effectiveness of our current business strategy and impact our revenues; and

•

expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could adversely affect the merger of Medmarc Mutual Insurance Company, now Medmarc Casualty Insurance Company (Medmarc), Independent Nevada Doctors Insurance Exchange (IND), merged into ProAssurance Casualty Company effective October 1, 2013, and Eastern Insurance Holdings, Inc. (Eastern) into ProAssurance, include but are not limited to the following:

•

the outcome of any potential claims asserted by either the policyholders or shareholders of any of these acquired entities relating to payments or other issues associated with the acquisition of the entities and subsequent mergers into ProAssurance;

•	the businesses of ProAssurance and Medmarc, ProAssurance and IND or ProAssurance and Eastern may not be integrated successfully, or such integration may take longer to accomplish than expected;

•	cost savings from the transactions may not be fully realized or may take longer to realize than expected;

•	operating costs, customer loss and business disruption following one or all transactions, including adverse effects on relationships with employees, may be greater than expected;

S-iv

•	there may be restrictions on our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

•	governmental approvals of the Eastern merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	the board of directors of Eastern may withdraw its recommendation and support a competing acquisition proposal; and

•	Eastern’s shareholders may fail to approve the merger.

These forward-looking statements are based upon our estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from historical or expected results described in the forward-looking statements. These risks and uncertainties include, but are not limited to those described or referenced under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents included or incorporated by reference herein or therein. Due to such risks and uncertainties, you are urged not to place undue reliance on forward-looking statements.

We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

S-v

INFORMATION INCORPORATED BY REFERENCE

We are “incorporating by reference” into this prospectus supplement certain information that we file with the Securities and Exchange Commission (the “SEC”), which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or in any prospectus contained in a post-effective amendment or superseded by information in subsequent reports filed with the SEC. This prospectus supplement incorporates by reference the documents set forth below:

•

Our Annual Report on Form 10-K for the Year Ended December 31, 2012 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on April 5, 2013);

•	Our Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2013, June 30, 2013 and September 30, 2013;

•

Our Current Report on Form 8-K filed January 2, 2013 (Item 2.01 only), March 6, 2013 (Item 8.01 only), March 13, 2013 (Item 8.01 only), May 14, 2013 (Item 5.02 only), May 22, 2013 (Items 5.02 and 5.07 only), September 11, 2013 (Item 8.01 only), September 24, 2013 (Item 1.01 only), November 13, 2013 and November 18, 2013 (in all cases, to the extent these items were “filed” with the SEC and not “furnished”); and

•

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering (to the extent these items were “filed” with the SEC and not “furnished”).

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested), at no cost, if you submit a request to us by writing or calling us at the following address or telephone number:

Frank B. O’Neil

Senior Vice President of Corporate Communications and Investor Relations

ProAssurance Corporation

100 Brookwood Place

Birmingham, Alabama 35209

Tel: (205) 877-4400

E-mail: foneil@proassurance.com

S-vi

SUMMARY

This summary highlights information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in the Notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the sections entitled “Risk Factors” and “Description of the Notes” and the financial statements and related notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

ProAssurance Corporation

ProAssurance Corporation is a holding company for property and casualty insurance companies. We were incorporated in Delaware in 2001 as the successor to Medical Assurance, Inc. and in conjunction with its merger with Professionals Group, Inc. Medical Assurance was founded by physicians as a mutual company in 1976 and became a public company in 1991. Professionals Group was founded in 1980, principally for the purpose of providing physician professional liability insurance. For the year ended December 31, 2012, our net written premiums totaled $528.3 million, and at December 31, 2012 we had total assets of $4.9 billion.

We have sustained our financial stability during difficult market conditions through responsible pricing and loss reserving practices and through conservative investment practices. We are committed to maintaining prudent operating and financial leverage and conservatively investing our assets. Our overall investment strategy is to focus on maximizing current income from our investment portfolio while maintaining safety, liquidity, moderate duration and portfolio diversification. We recognize the importance that our customers and producers place on the financial strength of our principal insurance subsidiaries and we manage our business to protect our financial security.

Our executive offices are located at 100 Brookwood Place, Birmingham, Alabama 35209, and our telephone number is (205) 877-4400.

Summary Historical Financial Data

	Nine Months Ended September 30,	Year Ended December 31,
	2013	2012	2011	2010
	(In thousands)
Selected Financial Data(1)
Gross premiums written	$451,819	$536,431	$565,895	$533,205
Net premiums earned	398,528	550,664	565,415	519,107
Net investment income	99,282	136,094	140,956	146,380
Equity in earnings (loss) of unconsolidated subsidiaries	(3,500)	(6,873)	(9,147)	1,245
Net realized investment gains (losses)	47,650	28,863	5,994	17,342
Other revenues	5,305	7,106	13,566	7,991
Total revenues	547,265	715,854	716,784	692,065
Net losses and loss adjustment expenses	189,872	179,913	162,287	221,115
Net income(2)	$226,658	$275,470	$287,096	$231,598

Balance Sheet Data
Total investments	$3,857,673	$3,926,902	$4,090,541	$3,990,431
Total assets	4,963,832	4,876,578	4,998,878	4,875,056
Reserve for losses and loss adjustment expenses	2,148,112	2,054,994	2,247,772	2,414,100
Long-term debt	—	125,000	49,687	51,104
Total liabilities	2,590,471	2,605,998	2,834,425	3,019,193
Total capital	$2,373,361	$2,270,580	$2,164,453	$1,855,863

(1)	Includes acquired entities since date of acquisition only.
(2)	Includes a loss on extinguishment of debt of $2.2 million for the year ended December 31, 2012.

	Nine Months Ended September 30,		Years Ended December 31,
	2013		2012		2011		2010		2009		2008
Ratio of Earnings to Fixed Charges	157.02	x	142.74	x	102.40	x	87.67	x	78.30	x	33.79	x

The Offering

Issuer	ProAssurance Corporation

Notes Offered	% Senior Notes due 2023

Aggregate Principal Amount	$

Maturity Date	, 2023

Interest Rate	% per annum

Interest Payment Dates	Interest will be payable semiannually in arrears on and of each year, commencing , 2014.

Trustee	Wilmington Trust Company

Ranking	The Notes will be unsecured general obligations of ProAssurance and will rank equal in right of payment with all existing and future unsecured and unsubordinated debt of ProAssurance, but will be effectively junior in right of payment to all existing and future secured debt of ProAssurance. The Notes will not be guaranteed by any of our subsidiaries and, accordingly, the Notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including insurance policy-related liabilities. As of September 30, 2013, our subsidiaries had aggregate liabilities (including insurance policy-related liabilities) of $2.6 billion.

Optional Redemption

The Notes may be redeemed in whole or in part at any time and from time to time, at our option, on a date fixed for redemption at a redemption price equal to the greater of:

•       100% of the principal amount of the Notes then outstanding to be redeemed; or

•       the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate, calculated as of the third business day preceding the date fixed for redemption, plus          basis points;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

Covenants	The indenture governing the Notes contains limited covenants. See “Description of Notes—Covenants.”

Use of Proceeds	We estimate the net proceeds to us from the sale of the Notes to be approximately $ million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds for general corporate purposes, including, without limitation, contributions to the capital of insurance subsidiaries, repayment of debt and other capital management activity.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Listing	The Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system. Currently there is no public market in the Notes.

Risk Factors	Investing in the Notes involves risks that are described or referred to under “Risk Factors” beginning on page S-5 of this prospectus supplement.

Governing Law	The Notes and the indenture under which the Notes will be issued will be governed by the laws of the State of New York.

RISK FACTORS

You should carefully consider the specific risk factors set forth below, as well as the risk factors described in “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2012, as supplemented by our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013 and other filings we may make from time to time with the SEC, which are incorporated by reference in this prospectus supplement, before deciding to invest in the Notes. You should also consider the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. Additional risks and uncertainties that are not yet identified or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks relating to the Notes

We are an insurance holding company that depends on the ability of our subsidiaries to pay dividends to us in order to service our indebtedness.

We are an insurance holding company and do not have any significant operations or assets other than our ownership of the shares of our operating subsidiaries. Dividends and other permitted distributions from our subsidiaries are our primary source of funds to meet ongoing cash requirements, including any future debt service payments, and other expenses, and to pay dividends to our shareholders. Some of our subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends and make loans or other payments to their parent. In addition, the future operating performance of our subsidiaries, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that the operating performance of our subsidiaries will generate sufficient cash flow from operations or that our subsidiaries will be able to make distributions and payments in an amount sufficient to enable us to pay our liabilities, including the Notes and interest due thereon, or to fund our other liquidity needs.

Your right to receive payments under the Notes is unsecured and will be effectively subordinated to any of our secured indebtedness and to the indebtedness and other liabilities of our subsidiaries.

The Notes are unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the Notes. The terms of the indenture governing the Notes do not contain restrictions or limitations on our ability, or the ability of our subsidiaries, to incur additional secured or unsecured debt. On November 8, 2013, we entered into a standby letter of credit agreement providing for the issuance of a standby letter of credit in the amount of approximately $67 million (after giving effect to the applicable currency exchange), which may be secured.

In addition, the Notes are effectively subordinated to the liabilities of our subsidiaries (including trade creditors and policyholders). Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes, whether by dividends, distributions, loans or other payments. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, the assets of our subsidiaries will be available to pay obligations on the Notes only after policyholders and creditors of our subsidiaries have been paid first, in full. In such a case, as a result of the application of the subsidiaries’ assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiaries would be diminished and perhaps rendered worthless. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. As of September 30, 2013, our subsidiaries had aggregate liabilities (including insurance policy-related liabilities) of $2.6 billion.

If an active market for the Notes fails to develop or is not sustained, the trading price and liquidity of the Notes could be materially adversely affected.

The Notes are new securities for which there is currently no market. We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. Although the underwriters have advised us that they currently intend to make a market in the Notes after the completion of the offering, the underwriters are not obligated to do so, and any such market making activities may be discontinued at any time without notice. In addition, such market making activities will be subject to limits imposed by the Securities Act and the Exchange Act. We do not know if any market for the Notes will develop, or that any such market will provide liquidity for holders of the Notes. If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the market for similar securities. If an active market for the Notes fails to develop or be sustained, the trading price and liquidity of the Notes could be materially adversely affected.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the Notes.

The market price for the Notes depends on many factors, including our credit ratings with major credit rating agencies; the prevailing interest rates being paid by other companies similar to us; our financial condition, financial performance and future prospects; and the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Notes.

Our credit ratings may not reflect all risks of an investment in the Notes and there is no protection in the indenture for holders of the Notes in the event of a ratings downgrade.

Our credit ratings are an assessment of our ability to pay our obligations. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your Notes. Our credit ratings, however, may not reflect the potential impact of risks related to the structures of the Notes or market or other factors discussed in this prospectus supplement on the value of the Notes. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of Notes of any change in ratings and there is no requirement in the indenture to maintain the rating. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may choose to redeem some or all of the Notes when prevailing interest rates are relatively low.

We may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell your Notes as the redemption date or period approaches.

Fluctuations in interest rates may have negative implications on the value of the Notes.

The interest rate paid on the Notes may be significantly less than interest paid on other debt securities. The Notes may be riskier than other debt securities with a shorter term. By purchasing a debt security with a longer term, you are more exposed to fluctuations in interest rates than if you purchased a debt security with a shorter term. Specifically, you may be negatively affected if certain interest rate scenarios occur. Generally, if the prevailing interest rate begins to rise, the market value of your Notes may decline because the yield to maturity on the Notes may be less than the interest rate on another debt security issued at such time. For example, if the yield to maturity on the Notes at such time was 4.00% per annum, but a debt security issued in the then current market could yield an interest rate of 6.25% per annum, your Note may be less valuable if you tried to sell your Note in any secondary market.

The indenture governing the Notes contains limited covenants.

The indenture governing the Notes does not contain any financial covenants, including covenants requiring us to maintain specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations.

In addition, the indenture governing the Notes does not limit or restrict the ability of:

•	ProAssurance Corporation or our subsidiaries to incur additional indebtedness (secured or unsecured);

•	ProAssurance Corporation or our subsidiaries to pledge or dispose of our assets (other than the capital stock of certain subsidiaries);

•	any subsidiary of ours to issue securities that would be senior to the common stock of such subsidiary held by us;

•	ProAssurance Corporation to pay dividends or make distributions to holders of our capital stock or repurchase or acquire our capital stock;

•	ProAssurance Corporation to effect a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction; or

•	ProAssurance Corporation to restrict our ability to contribute our assets to our insurance subsidiaries.

Any such event or transaction may adversely affect the value of the Notes and/or ProAssurance Corporation’s ability to meet its payment obligations on the Notes. Therefore, you should consider the provisions of the indenture as a significant factor in evaluating whether to invest in the Notes.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the Notes to be approximately $          million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds for general corporate purposes, including, without limitation, contributions to the capital of insurance subsidiaries, repayment of debt and other capital management activity.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013, on an actual basis and on an adjusted basis to give effect to the issuance of the Notes offered hereby and the application of the net proceeds therefrom and described under the “Use of Proceeds.” You should read this table in conjunction with our unaudited condensed consolidated financial statements and related notes for the three months ended September 30, 2013, which are incorporated by reference in this prospectus supplement.

	As of September 30, 2013
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$279,051	$

Long-term debt, at amortized cost	—		—
Debt offered hereby	—

Total Debt	—
Shareholders’ equity
Common shares, par value $0.01 per share, 100.0 million shares authorized, 62.1 million shares issued	621		621
Additional paid-in capital	347,547		347,547
Accumulated other comprehensive income	70,073		70,073
Retained earnings	1,963,140		1,963,140
Treasury shares, at cost, 0.4 million shares	(8,020)		(8,020)

Total shareholders’ equity	2,373,361		2,373,361

Total capitalization	$2,373,361	$

SELECTED HISTORICAL FINANCIAL DATA

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Revenues
Net premiums earned	$398,528	$395,050	$550,664	$565,415	$519,107	$497,543	$459,278
Net investment income	99,282	101,912	136,094	140,956	146,380	150,945	158,384
Equity in earnings (loss) of unconsolidated subsidiaries	(3,500)	(4,082)	(6,873)	(9,147)	1,245	1,438	(7,997)
Net realized earnings (losses):
Other-than-temporary impairment (OTTI) losses	(71)	(1,566)	(1,566)	(5,189)	(14,375)	(8,172)	(47,020)
Portion of OTTI losses recognized in (reclassified from) other comprehensive income before taxes	—	(201)	(201)	(823)	(1,474)	199	—

Net impairment losses recognized in earnings	(71)	(1,767)	(1,767)	(6,012)	(15,849)	(7,973)	(47,020)
Other net realized investment gains (losses)	47,721	24,115	30,630	12,006	33,191	20,765	(3,893)

Total net realized investment gains (losses)	47,650	22,348	28,863	5,994	17,342	12,792	(50,913)
Gain on extinguishment of debt	—	—	—	—	—	—	4,571
Other income	5,305	5,207	7,106	13,566	7,991	9,965	3,839

Total revenues	547,265	520,435	715,854	716,784	692,065	672,683	567,162

Expenses
Losses and loss adjustment expenses	203,885	197,112	161,726	151,270	252,615	265,983	267,412
Reinsurance recoveries	(14,013)	(22,208)	18,187	11,017	(31,500)	(34,915)	(55,913)

Net losses and loss adjustment expenses	189,872	174,904	179,913	162,287	221,115	231,068	211,499
Underwriting, policy acquisition and operating expenses	105,592	103,083	135,631	136,421	134,980	116,537	100,385
Interest expense	1,085	2,002	2,181	3,478	3,293	3,477	6,892
Loss on extinguishment of debt	—	2,163	2,163	—	—	2,839	—

Total expenses	296,549	282,152	319,888	302,186	359,388	353,921	318,776
Gain on acquisition	35,986	—	—	—	—	—	—

Income before income taxes	286,702	238,283	395,966	414,598	332,677	318,762	248,386
Provision for income taxes
Current expense (benefit)	36,902	56,612	82,752	128,553	105,479	70,122	70,894
Deferred expense (benefit)	23,142	7,467	37,744	(1,051)	(4,400)	26,614	(233)

Total income tax expense (benefit)	60,044	64,079	120,496	127,502	101,079	96,736	70,661

Net income	$226,658	$174,204	$275,470	$287,096	$231,598	$222,026	$177,725

DESCRIPTION OF NOTES

We will issue the Notes under an indenture dated                     , 2013, as supplemented by a supplemental indenture dated                     , 2013, between us and Wilmington Trust Company, as trustee, which is referred to in this prospectus supplement and in the accompanying prospectus as the “indenture.” The indenture contains the full legal text of the matters described in this section. This section summarizes material terms of the indenture, where applicable, and the Notes. It does not, however, describe every aspect of the indenture and the Notes. For example, in this section, we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms. We have included the form of the indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part, and you should read the indenture for provisions that may be important to you.

The following description of the particular terms of the Notes offered in this prospectus supplement should be read together with the description of the general terms and provisions in the accompanying prospectus of “debt securities” under the heading “Description of Debt Securities.” To the extent this prospectus supplement is inconsistent with the accompanying prospectus, the particular terms of the Notes offered in this prospectus supplement should be read to replace the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

General

This offering will be limited to $         aggregate principal amount of our     % Senior Notes due 2023. We will issue the Notes in registered form of $2,000 each or integral multiples of $1,000 in excess thereof. The Notes will mature on                     , 2023. Payment of principal of, and interest on, the Notes will be made in U.S. dollars.

Interest on the Notes accrues at a rate of     % per annum from the date of original issuance (or, if later, from the most recent date to which interest on the Notes has been paid or made available for payment) until the principal of the Notes is paid or made available for payment, payable semi-annually on                      and                      of each year or, if such day is not a business day, on the next succeeding business day, commencing on                     , 2014. We will make each interest payment in cash to the holders of record of the Notes at the close of business on each                      and                      immediately preceding the interest payment date, whether or not such day is a business day. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will be payable both as to principal and interest on presentation, if in certificated form, at the offices or agencies we maintain for such purpose in Wilmington, Delaware or, at our option, payment of interest may be made by check mailed or delivered to the holders of the Notes at their respective addresses set forth in the register of holders of Notes or by wire transfer of immediately available funds to an account previously specified in writing by the holder to us and the trustee. Payments to The Depository Trust Company, New York, New York, which we refer to as “DTC”, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

All moneys we pay to a paying agent of the trustee for the payment of principal of, or any premium, interest or additional amounts on, a Note which remains unclaimed at the end of two years will be repaid to us, and the holder of the Note may then look only to us for payment. The trustee will initially act as paying agent for the Notes.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of this series of Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance, the issue price and, under certain circumstances, the initial date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional Notes will form a single series with the Notes; provided that such additional Notes must be part of the same issue as the Notes offered by this prospectus supplement for U.S. federal income tax purposes.

We may not reissue a Note that has matured or otherwise been cancelled.

Ranking

The Notes will be unsecured and unsubordinated indebtedness of ours and will rank on a parity with our other unsecured and unsubordinated indebtedness, but will be effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing any such indebtedness. As of September 30, 2013, we have $150 million of borrowing availability under our revolving credit facility that expires in 2016, subject to borrowing base limitations, which may be secured by certain of our investments. On November 8, 2013, we entered into a standby letter of credit agreement supporting our recently announced Lloyd’s transaction which provides for the issuance of a standby letter of credit in the amount of approximately $67 million (after giving effect to the applicable currency exchange), which also may be secured.

We are an insurance holding company and do not have any significant operations or assets, other than our ownership of the shares of our subsidiaries. Our primary source of funds to pay our obligations, including the Notes and interest due thereon, is dividends or distributions from our operating subsidiaries. The Notes will not be obligations of any of our subsidiaries. The indenture does not limit the ability of our subsidiaries to incur debt in the future. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors and policyholders, of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. Accordingly, the Notes will be structurally subordinated to creditors, including trade creditors and policyholders, of our subsidiaries with respect to the assets of the subsidiaries against which such creditors have a more direct claim. In addition, many of our subsidiaries are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Restrictions or regulatory action of that kind could impede access to funds that we need to make payments on our obligations, including the Notes and interest due thereon. As of September 30, 2013, our subsidiaries had aggregate liabilities of approximately $2.6 billion.

Covenants

The indenture contains limited covenants. Under the indenture, we agree that we will:

•	pay the principal, interest and any premium on the Notes when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium on the Notes.

We are generally not permitted to create, incur, assume or guarantee or otherwise permit to exist any indebtedness secured by any lien on any shares of capital stock of any significant subsidiary unless we concurrently provide that the Notes are secured equally and ratably with such other indebtedness for so long as such other indebtedness is so secured. The indenture also contains a customary covenant regarding any consolidation or merger involving the Company or the sale, lease or disposition of the Company’s properties and assets as an entirety.

The indenture does not contain any financial covenants or any covenants limiting or restricting, among other things, the ability of us or our subsidiaries to: incur indebtedness (secured or unsecured); pledge assets to secure obligations (other than the capital stock of certain subsidiaries); dispose of assets; pay dividends or repurchase capital stock; recapitalize or restructure. In addition, the indenture does not contain any covenant or provision that affords holders of the Notes protection in the event of a change of control of ProAssurance Corporation or in the event we enter into a highly leveraged transaction. See “Risk Factors—The indenture governing the Notes contains limited covenants.”

Redemption of Notes at Our Option

The Notes may be redeemed in whole or in part at any time and from time to time, at our option, on a date fixed for redemption, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes then outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate, calculated as of the third business day preceding the date fixed for redemption, plus          basis points;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

For purposes of calculating the redemption price with respect to any redemption date, the following terms have the following meanings:

“treasury rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the week immediately preceding the date of calculation, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (ii) if such release (or any successor release) is not published during the week immediately preceding the date of calculation or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date;

“comparable treasury issue” means the U.S. Treasury security selected by the independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life;

“comparable treasury price” means, with respect to any redemption date, (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such reference treasury dealer quotations;

“independent investment banker” means Goldman, Sachs & Co., Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us;

“reference treasury dealer” means (1) Goldman, Sachs & Co.; (2) a primary U.S. government securities dealer in New York City (a “primary treasury dealer”) selected by Wells Fargo Securities, LLC; (3) a primary treasury dealer selected by U.S. Bancorp Investments, Inc.; (4) the respective successors of the primary treasury dealers set forth in (1), (2) and (3), provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we will substitute therefor another primary treasury dealer; and (5) any two other primary treasury dealers selected by us; and

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of Notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption (or, if all of the Notes are represented by global notes, notice of redemption will be made in accordance with DTC’s procedures). Unless we default on payment of the redemption price and accrued interest, interest will cease to accrue on the Notes or portions thereof called for redemption on the redemption date. If fewer than all of the Notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called for redemption by such method as the trustee deems fair and appropriate; provided, however, that no Notes in a principal amount of $2,000 or less will be redeemed in part.

On and after a redemption date, interest will cease to accrue on the Notes called for redemption or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price on the Notes to be redeemed on such date; provided that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued and unpaid interest on the Note to be redeemed will be payable to the Holder of the redeemed Notes registered on the relevant record date. If less than all of the Notes of a series are to be redeemed, the Notes to be redeemed will be selected by the Trustee by such method as the Trustee will deem fair and appropriate, or by lot or by such other similar method, in accordance with the procedures of DTC.

Book-entry owners should consult their banks or brokers for information on how they will receive notices.

Events of Default

With respect to the Notes, each of the following events is defined as an “Event of Default”:

•	default in the payment of any interest (or any additional amounts) with respect to the Notes which default continues for a period of 5 days;

•	default in the payment of the principal amount (or premium, if any) or redemption price of any Note when it becomes due and payable;

•

default in the performance, or breach, of any of our covenants or agreements in the Notes or the indenture (other than a default in the performance or breach of a covenant or agreement that has expressly been included in the indenture solely for the benefit of securities other than the Notes) that continues for a period of 60 days after there has been given written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes; or

•	certain events of bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of debt securities we issue does not necessarily constitute an Event of Default for any other series of debt securities we issue. The trustee may withhold notice to the holders of Notes of any default (except in the payment of principal or interest) if the trustee considers withholding of notice to be in the best interest of the holders. If an Event of Default occurs, either the trustee or the holders of at least 25% of the principal amount of the outstanding Notes may declare the principal amount of the Notes plus the accrued interest on the outstanding Notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the outstanding Notes can void the declaration with respect to the Notes. These conditions include the requirements that we have paid or deposited with the trustee a sum sufficient to pay all overdue principal and interest (including any interest on overdue installments of interest) payments on the Notes and all amounts due to the trustee and that all other events of default, if any, have been cured or waived. If an Event of Default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding Notes plus the accrued interest on the outstanding Notes will become immediately due and payable without any declaration or other act on the part of either trustee or any holder.

If an Event of Default occurs, the trustee shall exercise those of its rights and powers under the indenture, and use the same degree of care and skill in doing so, that a prudent person would exercise or use in that situation in conducting his or her own affairs.

Depending on the terms of our indebtedness, an Event of Default under the indenture may cause a cross default on any debt we may issue in the future.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holder or group of holders unless the holders offer the trustee indemnity satisfactory to it. If the holders provide indemnification satisfactory to the trustee, the holders of a majority of the principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for the Notes (subject to certain other conditions). The holders of a majority of the principal amount of outstanding Notes may waive any past default under the indenture on behalf of all holders of Notes, except in the case of a payment of principal (or premium, if any) or interest default or a default in respect of a covenant or provision an amendment of which will require the consent of the holder of each outstanding Note. We are required to provide to the trustee an annual statement reflecting the performance of our obligations under the indenture and any statement of default, if applicable.

The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent including that the holder has previously given written notice to the trustee of a continuing event of default, the trustee has failed to institute a proceeding in respect of a continuing event of default requested by holders of not less than 25% in principal amount of the Notes for a period of at least 60 days, the holder has offered reasonable indemnity to the trustee and no inconsistent direction is received by holders of a majority in principal amount of the outstanding Notes. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest on the Notes on the respective stated maturities, as defined in the indenture, and to institute suit for the enforcement of these rights.

Book-entry owners of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or void an acceleration of the stated maturity of the Notes.

No Sinking Fund

The Notes are not subject to any sinking fund.

Satisfaction and Discharge of the Indenture

The indenture governing the Notes will cease to be of further effect with respect to the Notes (except as to certain rights relating to transfer or exchange of the Notes), when:

(1)	either: (a) all Notes that have been authenticated and delivered have been delivered to the trustee for cancellation; (b) all Notes that have not been delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption in the Company’s name and at the Company’s expense, and, in the case of (i), (ii) or (iii), the Company has irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the Notes for principal (and premium, if any) and interest to the stated maturity or redemption date, as the case may be;

(2)	the Company has paid or caused to be paid all other sums payable under the indenture by the Company; and

(3)	the Company has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the Notes have been complied with.

Defeasance

The indenture and the Notes are subject to “legal defeasance,” whereby the Company is discharged from its obligations with respect to the Notes and the indenture and “covenant defeasance,” whereby the Company is discharged from its obligations with respect to certain covenants (and related events of default) set forth in the indenture with respect to the Notes, all as described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Governing Law

The Notes offered hereby will be and the Indenture is governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

Book-Entry System for Notes

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global notes, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global notes.

Investors may elect to hold interests in the Notes in global form through DTC in the United States or indirectly through organizations which are DTC participants.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

We will issue the Notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated Notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Notes. If we determine at any time that the Notes shall no longer be represented by global notes, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global notes, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global notes. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

As long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global notes and all Notes represented by these global notes for all purposes under the Notes and the indenture governing the Notes. Except in the limited circumstances referred to above, owners of beneficial interests in global notes:

•	will not be entitled to have the Notes represented by these global notes registered in their names, and

•	will not be considered to be owners or holders of the global notes or any Notes represented by these global notes for any purpose under the Notes or the indenture.

All payments on the Notes represented by the global notes and all transfers and deliveries of related Notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global notes may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Information Concerning Trustee

Wilmington Trust Company is the trustee under the indenture. The trustee under the indenture has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we described herein under the heading “Events of Default” and in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default”.

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Subject to the provisions of the Trust Indenture Act of 1939, as amended, the trustee is under no obligation to exercise any of its powers vested in it by the indenture at the request of any holder of the Notes unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with Wilmington Trust Company or its affiliates.

The trustee may resign or be removed with respect to the Notes or one or more series of other debt securities under the indenture, and a successor trustee may be appointed to act with respect to the Notes or such other series.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes. This summary is based on existing legal authorities, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary generally applies only to holders that purchase Notes in the initial offering at their issue price and hold the Notes as “capital assets” (generally, property held for investment). This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, such as the alternative minimum tax provisions of the Code, or to certain categories of investors that may be subject to special rules, such as certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, investment retirement accounts, qualified pension plans, dealers in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who hold the Notes as part of a hedge, conversion, constructive sale or other integrated transaction, straddle or other risk reduction transaction, certain former citizens or residents of the United States, or investors in pass through entities, including partnerships and S corporations. Finally, this summary does not describe U.S. federal estate or gift tax consequences, if any, to holders of our Notes, and does not address the tax laws of any applicable foreign, state or local jurisdiction.

Investors considering a purchase of Notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situation and the consequences of U.S. federal estate or gift tax laws, foreign, state or local laws and tax treaties.

Taxation of U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident alien (as defined in the Code) of the United States;

•	A corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust if (i) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in the partnership or other entity will generally depend upon the status of the partner and the activities of the partnership or other entity. If you are a partner in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holding the Notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Notes.

Certain U.S. federal income tax consequences relevant to a beneficial owner of Notes that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes (a “non-U.S. Holder”) are discussed separately below.

Taxation of Interest on Notes.    We do not anticipate that the Notes will be issued with original issue discount. Consequently, U.S. Holders will recognize as ordinary income any interest paid or accrued on the Notes in accordance with their regular method of accounting for U.S. federal income tax purposes.

Notwithstanding the foregoing, as described under the heading “Description of Notes—Redemption of Notes at Our Option,” we may be obligated to pay amounts in excess of stated interest or principal on the Notes if we elect to redeem the Notes. According to applicable Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote likelihood, as of the date the Notes are issued, that such payments will be made. We intend to take the position that the likelihood of payment of these amounts is remote. Therefore, we do not intend to treat these potential payments as part of the yield to maturity of the Notes. Our determination that this contingency is remote is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service (“IRS”), and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on the Notes in excess of stated interest, and to treat as ordinary income rather than capital gain any gain recognized on the taxable disposition of a Note. U.S. Holders should consult their own tax advisors about the treatment of additional payments.

Disposition of Notes.    For U.S. federal income tax purposes, the sale, exchange, retirement or other disposition of Notes generally will be a taxable transaction to a U.S. Holder, who will generally recognize capital gain or loss on that transaction. The gain or loss will be equal to the difference between the proceeds received by the U.S. Holder (excluding any proceeds that are attributable to accrued and unpaid interest not previously included in income, which will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the Notes.

The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the Notes. The U.S. Holder’s tax basis in the Notes generally will equal the amount the U.S. Holder paid for the Notes.

Any gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. For non-corporate U.S. Holders, certain preferential tax rates apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Net Investment Income.    Beginning in 2013, an additional 3.8% tax is imposed on the “net investment income” of certain U.S. individuals whose gross income exceeds certain thresholds, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes the interest payments and any net gain from the sale, taxable exchange, or redemption of the Notes. Prospective holders should consult their own tax advisors regarding the tax consequences of this additional tax.

Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to payments of principal and interest (and to the proceeds from the sale, exchange, retirement or other disposition of the Notes) to certain non-corporate U.S. Holders. U.S. Holders may also be subject to backup withholding at the rate provided in the Code upon the receipt of interest, or the receipt of proceeds from the sale, exchange, retirement or other disposition of the Notes.

In general, you can avoid backup withholding by properly executing (under penalties of perjury) an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number;

•

a certification that (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report all interest or dividends, or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and

•	you are a U.S. person (including a U.S. resident alien).

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability and, if backup withholding results in an overpayment of tax, you may be entitled to a refund, provided you timely furnish the required information to the IRS.

Taxation of Non-U.S. Holders

The following summary is limited to the U.S. federal income consequences of the purchase, ownership and disposition of the Notes by an initial purchaser of the Notes that is a non-U.S. Holder. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Notes, including any reporting requirements.

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Notes will be considered “U.S. trade or business income” if the income or gain is (i) effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder, and (ii) if a tax treaty applies, attributable to a U.S. permanent establishment (or to a fixed base) of a non-U.S. Holder.

Taxation of Interest on Notes.    Interest income earned on the Notes by a non-U.S. Holder will qualify for the “portfolio interest” exception, and therefore will not be subject to U.S. federal income tax or withholding tax, if:

•	the interest income is not effectively connected with a U.S. trade or business conducted by the non-U.S. Holder;

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership;

•

the non-U.S. Holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (A) the non-U.S. Holder certifies, under penalty of perjury, to us or our agent that it is not a U.S. person and such non-U.S. Holder provides its name, address and certain other information on a properly executed Form W-8BEN (or an applicable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Notes on behalf of the beneficial owner and provides a statement to us or our agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that the form or an applicable substitute has been received by it from the non-U.S. Holder or from another financial institution entity on behalf of the non-U.S. Holder and furnishes us or our agent with a copy thereof.

If a non-U.S. Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to the non-U.S. Holder that are not U.S. trade or business income will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate the withholding tax.

Notwithstanding the foregoing, if the interest income constitutes U.S. trade or business income, the non-U.S. Holder will not be subject to U.S. federal withholding tax on such income but generally will be taxed on a net income basis at regular U.S. tax rates, and if the non-U.S. Holder is a foreign corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30%, or a lower rate provided by an applicable income tax treaty.

To claim the benefit provided by a tax treaty or to claim an exemption from withholding because the income is U.S. trade or business income, a non-U.S. Holder must generally provide either:

•	a properly executed form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•

a properly executed Form W-8ECI (or suitable substitute form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the non-U.S. Holder.

Disposition of the Notes.    Generally, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or other disposition of the Notes unless:

•	the gain is considered U.S. trade or business income for the non-U.S. Holder; or

•

the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the Notes is made and certain other requirements are met.

A non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition, and if such non-U.S. Holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty. A non-U.S. Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, exchange, retirement or other disposition, which may be offset by U.S. source capital losses, subject to certain limitations, even though the non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding.    Any payments of interest to a non-U.S. holder will generally be reported to the IRS and to the non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides. In addition, backup withholding will apply to interest paid on the Notes and to gross proceeds paid to a non-U.S. Holder on the disposition of the Notes by or through a U.S. office of a U.S. or foreign broker, unless the non-U.S. Holder provides the requisite certification to establish that it is not a U.S. person or otherwise establishes an exemption or the broker has documentary evidence in its files that the non-U.S. Holder of the Notes is not a U.S. person. Any amount withheld under the backup withholding rules may be credited against the non-U.S. Holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

Foreign Account Tax Compliance Act

Under Section 1471 through 1474 of the Code (“FATCA”), unless a “grandfather rule” applies to debt obligations issued by a U.S. issuer, withholding may be required on certain payments to foreign holders of those obligations (including intermediaries) that do not provide certain information to the applicable withholding agent, which may include the name, address, taxpayer identification number, and certain other information with respect to direct and certain indirect U.S. Holders. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce, but not eliminate, the risk of FATCA withholding for investors in or holding Notes through financial institutions in such countries.

If applicable, FATCA withholding is scheduled to apply to payments of U.S. source dividends, interest, and other fixed payments beginning July 1, 2014, and to payments from the disposition of property producing such payments (e.g., notes) beginning January 1, 2017. If FATCA withholding applies, neither we nor any paying agent nor any other person would be required to pay additional amounts as a result of such withholding. The “grandfather rule” exempts from FATCA withholding, payments related to debt obligations that are outstanding on July 1, 2014 unless such obligations are significantly modified (and thus are treated as being reissued for U.S. federal income tax purposes) after that date. Our Notes issued here will be issued prior to, and will be outstanding on, July 1, 2014 and thus will not be subject to FATCA withholding under the “grandfather rule” unless significantly modified after that date.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our Notes, including the consequences of any proposed change in applicable laws.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans, or any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for certain transactions, such as the purchase and sale of the Notes, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase and holding of the Notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or

Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Note to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
Wells Fargo Securities, LLC
U.S. Bancorp Investments, Inc.

Total	$

The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Notice to Prospective Purchasers in the EEA

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than: (a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or (c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Purchasers in the United Kingdom

Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In particular, an affiliate of Wells Fargo Securities, LLC acts as the syndication agent under the Company’s revolving credit facility and has provided a standby letter of credit in support of the Company’s capital commitment to the recently announced Lloyd’s transaction. Furthermore, an affiliate of U.S. Bancorp Investments, Inc. acts as the administrative agent under the Company’s revolving credit facility and has provided us a $15 million letter of credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

Burr & Forman LLP, Birmingham, Alabama, will pass upon the validity of the Notes. As of September 30, 2013, partners of Burr & Forman LLP owned shares of ProAssurance common stock that comprised less than 1% of the outstanding shares on that date. Certain legal matters relating to the offering of the Notes will be passed upon by Sidley Austin LLP, Chicago, Illinois, for the underwriters.

EXPERTS

The consolidated financial statements of ProAssurance Corporation appearing in ProAssurance Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 (including schedules appearing therein), and the effectiveness of ProAssurance Corporation’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

ProAssurance Corporation

Common Stock

Preferred Stock

Debt Securities

We may offer and sell, from time to time:

•	shares of our common stock;

•	shares of our preferred stock; and

•	our debt securities

We may not use this prospectus to sell securities unless accompanied by a prospectus supplement or a prospectus contained in a post-effective amendment to the registration statement of which this prospectus is a part.

This prospectus describes general terms that may apply to these securities. When we decide to sell a particular class or series of those securities, we will provide the specific terms of the securities in one or more supplements to this prospectus, one or more post-effective amendments to the registration statement of which this prospectus forms a part or in documents incorporated into this prospectus by reference. The terms of the securities will include the initial offering price, the aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations, and the underwriters, dealers and agents, if any, involved in the sale of the securities. We urge you to read carefully this prospectus, any prospectus supplement, and any documents incorporated by reference into this prospectus carefully before you invest.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “PRA”.

Investing in our securities involves risk. You should consider the “Risk Factors” described on page 2 herein and, if applicable, in risk factors described in any accompanying prospectus supplement, any prospectus contained in a post-effective amendment to the registration statement and in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2013.

i

ABOUT THIS PROSPECTUS

References in this prospectus to “ProAssurance,” “we,” “us” and “our” refer to ProAssurance Corporation, an insurance holding company incorporated in Delaware, and its subsidiaries, unless the context otherwise requires.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using an “automatic shelf” registration process for “well known seasoned issuers” in accordance with General Instruction I.D. of Form S-3. Under the automatic shelf process, we may sell from time to time the common stock, preferred stock or debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement or a prospectus contained in a post-effective amendment to the registration statement of which this prospectus is a part that will contain or indicate where the specific information about the terms of the offering may be obtained. The prospectus supplement, the prospectus contained in a post-effective amendment or the documents incorporated by reference into this prospectus may also add, update or change information contained in this prospectus and to the extent such information differs in any way from information set forth in this prospectus, you should rely on information set forth in the prospectus supplement, the prospectus contained in a post-effective amendment or the documents incorporated by reference into this prospectus. You should read carefully this prospectus, any prospectus supplement, the prospectus contained in a post-effective amendment or the documents we incorporate by reference, together with additional information described below under “Information Incorporated By Reference.”

You should read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement, the prospectus contained in a post-effective amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, or any prospectus contained in a post-effective amendment, as well as information we file with the SEC and incorporated by reference, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider such risks as well as updates to such risk factors, if any, included in our subsequent Quarterly Reports on Form 10-Q and the other information we incorporate by reference into this prospectus. Additional risk factors may be included in a prospectus supplement relating to an offering of a particular class or series of securities or in a prospectus contained in a post-effective amendment relating to such an offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein concerning our future results and performance and other matters not directly related to historical information are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “hopeful,” “plans,” “intends,” “may,” “should,” “will” and similar expressions are intended, but are not the exclusive means, to identify these forward-looking statements. These forward-looking statements include among other things statements concerning: liquidity and capital requirements, investment valuation and performance, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under debt or other contractual obligations, payment of dividends, and other matters.

These forward-looking statements are based upon our estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from historical or expected results described in the forward-looking statements. These risks and uncertainties include, but are not limited to those referenced under the heading “Risk Factors” in this prospectus. Due to such risks and uncertainties, you are urged not to place undue reliance on forward-looking statements. Additional factors that could cause actual results to differ from those predicted will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

All forward-looking statements included in this document are based upon information available to us on the date hereof, and we undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROASSURANCE CORPORATION

We are a holding company for property and casualty insurance companies and our operating results are primarily derived from the operations of our insurance subsidiaries, which principally write medical and other professional liability insurance.

Our mission is to be the preferred source of professional liability protection by providing unparalleled claims defense, highly responsive customer service and innovative risk management while maintaining our commitment to long-term financial strength. We emphasize our pledge that each insured professional will be treated fairly in all of our conduct with them and that all of our business actions will be informed by the core values that guide our organization: integrity, respect, collaboration, communication and enthusiasm. We believe our customer focus and continued doctor involvement in managing our medical risks combined with our financial strength, strong reputation and proven ability to manage claims, will enable us, over the long-term, to profitably expand our operations. We have successfully acquired and integrated companies and books of business in the past and believe our financial size and strength make us an attractive acquirer. We emphasize disciplined underwriting and do not manage our business to achieve a certain level of premium growth or market share. In addition to prudent risk selection and pricing, we seek to control our underwriting results through effective claims management, and have fostered a strong culture of defending claims that we believe have no merit. We manage claims by tailoring claims handling to the legal climate of each state, which we believe differentiates us from other national writers.

We have sustained our financial stability during difficult market conditions through responsible pricing and loss reserving practices and through conservative investment practices. We are committed to maintaining prudent operating and financial leverage and conservatively investing our assets. Our overall investment strategy is to focus on maximizing current income from our investment portfolio while maintaining safety, liquidity, moderate duration and portfolio diversification. We recognize the importance that our customers and producers place on the financial strength of our principal insurance subsidiaries and we manage our business to protect our financial security.

Our executive offices are located at 100 Brookwood Place, Birmingham, Alabama 35209, and our telephone number is (205) 877-4400.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include, without limitation, the following purposes:

•	contribute capital to insurance subsidiaries;

•	provide working capital;

•	make acquisitions;

•	purchase equity or fixed income investments;

•	repay or refinance debt or other corporate obligations; or

•	repurchase and redeem outstanding securities.

Pending any specific application, we may initially invest funds in interest-bearing short term or investment grade securities.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of October 25, 2013, there were issued and outstanding 61,673,933 shares of our common stock and no shares of our preferred stock.

The following is a summary description of our capital stock.

Common Stock

Holders of record of common stock are entitled to one vote per share on all matters upon which stockholders have the right to vote. The rights attached to the shares of common stock do not provide for cumulative voting rights or preemptive rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all our directors eligible for election each year. All issued and outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. Upon dissolution, holders of our common stock are entitled to share pro rata in the assets of our company remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors may, from time to time, issue up to an aggregate 50,000,000 shares of preferred stock in one or more series without stockholder approval. The board of directors can fix the designation powers, rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions, including, but not limited to:

•	dividend rights and preferences over dividends on our common stock;

•	conversion rights or exchange rights, if any;

•	voting rights, if any (in addition to those provided by law);

•	redemption rights, if any, and any sinking fund provision made for that purpose; and

•	rights on liquidation, including preferences over the common stock.

Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. No shares of preferred stock are currently outstanding. We have no present plans to issue any shares of preferred stock.

The authorization of undesignated preferred stock in our charter makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This authorization may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Delaware Anti-Takeover Statute

Under Delaware law, we may not engage in a “business combination,” which includes a merger or sale of more than 10% of our assets, with any “interested stockholder,” namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

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at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, the certificates of incorporation and bylaws of our companies provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

Insurance Regulations Concerning Change of Control

State insurance laws intended primarily for the protection of policyholders contain certain requirements that must be met prior to any change of control of an insurance company or insurance holding company that is domiciled, or in some cases, having such substantial business that it is deemed commercially domiciled, in that state. These requirements may include the advance filing of specific information with the state insurance commission, a public hearing on the matter, and review and approval of the change of control by the state agencies. We have property and casualty insurance subsidiaries domiciled in Alabama, Michigan, Illinois, Vermont and Nevada. Under the insurance laws in these states, “control” is presumed to exist through the ownership of 10% of more of the voting securities of an insurance company or any company that controls the insurance company, except in Alabama the percentage of ownership is 5% of the voting securities. Any purchase of our shares that would result in the purchaser owning more than the threshold percentage of our voting securities will be presumed to result in the acquisition of control of our insurance subsidiaries and require prior regulatory approval.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. This section summarizes the general terms and provisions of the debt securities that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement or in a prospectus contained in a post-effective amendment, or documents that are incorporated by reference into this prospectus. In addition, the prospectus supplement will show a ratio of earnings to fixed charges in accordance with SEC requirements.

The debt securities will be governed by a document called an “indenture” in accordance with the requirements of the Trust Indenture Act of 1939. An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to one or more indentures. When we refer to the “applicable indenture” or “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us.

We will enter into an indenture with Wilmington Trust Company as trustee. We have summarized certain terms and provisions of the indenture herein. This summary is not complete. If we refer to particular provisions of the indenture, the provisions, including definitions of certain terms, are incorporated by reference as part of this summary. The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference. The particular terms of the offered debt securities and the extent to which the indenture and the general provisions described below may apply to the offered debt securities will be described in a prospectus supplement.

We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

General

The indenture will not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. Unless otherwise indicated in the prospectus supplement, our debt securities will be unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness.

We are a holding company and will primarily depend on the receipt of dividends from our insurance company subsidiaries to meet our obligations under the debt securities and our other outstanding obligations. Because the creditors of our subsidiaries, and our insurance subsidiaries’ policyholders, generally would have a right to receive payment which is superior to our right to receive payment from the assets of our subsidiaries, the holders of our debt securities will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors, including their policyholders, and may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement will be set forth in the applicable indenture and may include the following, as applicable to the series of debt securities offered thereby:

•	the title of the debt securities, including the CUSIP number;

•	any limit on the aggregate principal amount of debt securities that may be authenticated and delivered;

•	the date or dates, or how the date or dates will be determined or extended, when the principal amount of the debt securities will be payable;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

•	the date or dates from which any interest will accrue or how such date or dates will be determined;

•	the interest payment dates and the record dates for these interest payments, or the method by which such record dates shall be determined;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places for payment, transfer, conversion and/or exchange of the debt securities;

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whether the debt securities are redeemable at our option and, if so, the period or periods within which, the price or prices at which and other terms and conditions upon which the debt securities may be redeemed;

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whether there are any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities and, if so, the period or periods within which or the date or dates on which, the price or prices at which, and other terms and conditions upon which the debt securities shall be redeemed, repaid or purchased;

•	the denomination or denominations in which the debt securities will be issued if other than $1,000 and any integral multiple thereof;

•	the identity of each initial security registrar and/or paying agent, if other than the trustee;

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the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof, or the method by which such portion will be determined, if other than the principal amount thereof;

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whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

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any deletions from, modifications of or additions to the events of default or covenants of the Company with respect to the debt securities, whether or not such events of default or covenants are consistent with those set forth in the indenture;

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the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities, and whether we will have the option of issuing debt securities in “certificated” form;

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whether any debt securities are to be issuable initially in temporary global form and whether any debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for debt securities in “certificated” form and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the indenture, and the identity of the depository for such debt securities;

•	the date as of which any temporary global security representing debt securities shall be dated if other than the date of original issuance;

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the person to whom any interest on the debt securities shall be payable, if other than the person in whose name such debt security is registered at the close of business on the regular record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global security on an interest payment date will be paid if other than in the manner provided in the indenture;

•	the applicability of the provisions of the applicable indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

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if the debt securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

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whether, and under what circumstances the Company will pay additional amounts as contemplated by the indenture on the debt securities to any holder who is not a “United States person” (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

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if the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock or any other of our securities or any securities of any other person, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option or at the option of any other person, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock, preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

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whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale; and

•	any other terms specific to the series of debt securities offered (which terms shall not be inconsistent with the provisions of the indenture or the requirements of the Trust Indenture Act of 1939).

Unless we indicate differently in the applicable prospectus supplement, the indenture pursuant to which the debt securities are issued will not contain any provisions that give you protection in the event we issue additional debt, or in the event that we are acquired by another entity.

Redemption

If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

•	the redemption prices (or method of calculating the same);

•	the redemption period (or method of determining the same);

•	whether such debt securities are redeemable in whole or in part at our option; and

•	any other provisions affecting the redemption of such debt securities.

Conversion and Exchange

If any series of the debt securities offered are convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

•	the conversion price or exchange ratio (or the method of calculating the same);

•	the conversion or exchange period (or the method of determining the same);

•	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

•	the events requiring an adjustment of the conversion price or the exchange ratio; and

•	any other provisions affecting conversion or exchange of such debt securities.

Form and Denomination of Debt Securities

We will issue the debt securities in registered form, either in book-entry form only or in “certificated” form, and unless indicated differently in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and amounts that are of $1,000 thereafter. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. The applicable prospectus supplement may list situations for terminating a global security that would apply to the particular series of debt securities. The depositary, or its nominee, will be the sole legal holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a legal holder of the debt security, but an indirect holder of a beneficial interest in the global security.

In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. Investors who hold debt securities in book entry form or in street name will be indirect holders, and not holders, of the debt securities.

Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the legal holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the debt securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

Notwithstanding the above, when we refer to “you” or “your” in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the legal holders or only indirect holders of the debt securities offered. When we refer to “your debt securities” in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we encourage you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a legal holder of the debt securities, if ever required;

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if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

The applicable prospectus supplement for a particular series of debt securities may list situations for terminating a global security that would apply only to such series of debt securities. If a global security were terminated, only the depositary, and not us or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the legal holders of those debt securities.

If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000 thereafter.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the trustee’s office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be fifteen days in advance of the interest due date.

Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

We will make payments on a global security directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “Form and Denomination of Debt Securities” above.

We will make interest payments on debt securities held in certificated form on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date, by mailing a check or transferring immediately available funds to an account maintained by the payee inside the United States. Unless otherwise specified in the applicable prospectus supplement, we will make all payments of principal and premium, if any, on the certificated securities by payment of immediately available funds deposited at the office of the trustee specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security.

If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default” with respect to the debt securities offered means any of the following:

•	We do not pay the principal of, or any premium on, the debt security on its due date.

•	We do not pay interest on the debt security within 5 days of its due date.

•	We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date.

•

We remain in breach of a covenant with respect to the debt securities for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the applicable indenture, occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture.

If an Event of Default, other than an event of default resulting from bankruptcy, insolvency or reorganization, has occurred and has not been cured within the applicable time period, the trustee or the holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series if all past due amounts are paid to the trustee and all other events of default are cured or waived.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

The trustee is required to provide the holders notice of an Event of Default within 90 days after its occurrence. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal (or premium, if any) or interest or in the payment of any sinking of purchase fund installment, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee is not required to take any action under the applicable indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from costs, expenses and liability (called an “indemnity”). If reasonable indemnity is provided pursuant to the applicable indenture, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the Event of Default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.

Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, or any premium or interest, on the affected series of debt securities; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee, including any request of the trustee to take action in connection with an Event of Default with respect to their debt securities.

With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.

Merger or Consolidation

Unless otherwise specified in the applicable prospectus supplement, the terms of the indenture will generally permit us to consolidate or merge with another entity. We will also be permitted to sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

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in the event that we consolidate or merge out of existence or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of our assets, the resulting entity or the entity to whom such assets are sold, assigned, transferred, conveyed or leased must agree to be legally responsible for the debt securities;

•

the merger or consolidation or the sale, assignment, transfer, conveyance, lease or other disposal of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default with respect to the debt securities; and

•	we must satisfy any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

Limitation on Liens on Stock of Significant Subsidiaries

Unless otherwise specified in the applicable prospectus supplement, we may not, nor may we permit any subsidiary to, create, incur, assume or guarantee or otherwise permit to exist any indebtedness secured by any lien on any shares of capital stock of any significant subsidiary, unless we provide, concurrently with or prior to the creation, incurrence, assumption or guarantee of such indebtedness, that the debt securities are secured equally and ratably with such indebtedness for at least the time period such other indebtedness is so secured.

The term “significant subsidiary” means any present or future consolidated subsidiary that meets any of the conditions set forth under Rule 405 under the Securities Act (substituting 5 percent for 10 percent in the tests used therein).

The term “lien” means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever.

The term “indebtedness” means, with respect to any person:

•

the principal of and any premium and interest on (a) indebtedness of such person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

•	all capital lease obligations of such person;

•

all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•

all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described above) entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

•

all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise,

•	all obligations of the type referred to above of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person); and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as indebtedness above.

Modification or Waiver

There are three types of changes we can make to any indenture and the debt securities issued thereunder.

Changes Requiring Your Approval.    There are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the applicable indenture, without your specific approval, we may not:

•	change the stated maturity of the principal of (or premium, if any, on), or interest on, your debt securities;

•	change any obligation to pay any additional amounts on your debt securities;

•	reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

•	reduce the amount of principal payable upon acceleration of maturity of your debt securities;

•

make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt security in accordance with the terms of the applicable indenture;

•	change the place of payment on your debt securities;

•	impair your right to sue for payment on your debt securities;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the applicable indenture;

•

reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults of the applicable indenture; or

•

modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities.

Changes Not Requiring Your Approval.    There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

Changes Requiring Majority Approval.    Subject to the provisions of the applicable indenture, any other change to, or waiver of, any provision of an indenture and the debt securities issued pursuant thereto would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

•

If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series affected by the change, with all affected series voting together as one class for this purpose.

•

Waiver of our compliance with certain provisions of an indenture for any series of debt securities must be approved by the holders of a majority in principal amount of the outstanding debt securities of such series, in accordance with the terms of such indenture.

In each case, the required approval must be given in writing.

Acts by Holders

Debt securities will not be considered outstanding, and therefore the Holders of such debt securities will not be eligible to take action under the indenture, if we have deposited or set aside in trust money for their payment in full or their redemption. Holders of debt securities will also not be eligible to take action under the indenture if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under “— Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled take action under the indenture. If we set a record date for action to be taken by holders of one or more series of debt securities, such action may be taken only by persons shown on the trustee’s records as holders of the debt securities of the relevant series on such record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how their approval or waiver may be granted or denied if we seek their approval to change or waive the provisions of an applicable indenture or of their debt securities.

Defeasance

If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may elect either:

•	to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as “covenant defeasance”); or

•

to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as “full defeasance”).

In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

Subject to the provisions of the applicable indenture, in order to accomplish covenant or full defeasance with respect to the debt securities offered:

•

We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•

No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•

We must deliver to the trustee of such debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such defeasance and that such defeasance will not cause you to be taxed on your debt securities any differently than if such defeasance had not occurred and we had just repaid your debt securities ourselves at maturity and, in the case of full defeasance, stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law to such effect.

•

We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to covenant or full defeasance, as set forth in the applicable indenture.

•

We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to covenant or full defeasance, as set forth in the applicable indenture, had been complied with.

Information Concerning the Trustee

The Trust Indenture Act of 1939 contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest the trustee must either redeem or eliminate that conflict upon the occurrence of an event of default under the indenture.

Wilmington Trust Company will be the trustee under the indenture. In the ordinary course of business we may borrow from and maintain banking relationships with Wilmington Trust Company and its affiliates. The trust offices of Wilmington Trust Company are located at 1100 North Market Street, Wilmington, Delaware 19890.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, as amended, under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC, at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that site is www.sec.gov. We also maintain copies of our recent SEC reports and other current information regarding ProAssurance at our website at www.proassurance.com.

Our common shares are listed on the New York Stock Exchange under the symbol “PRA.” Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

We are “incorporating by reference” into this prospectus certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, in any prospectus supplement or prospectus contained in a post-effective amendment or superseded by information in subsequent reports filed with the SEC. This prospectus incorporates by reference the documents set forth below:

•	Our Annual Report on Form 10-K for the Year Ended December 31, 2012;

•	Our Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2013, June 30, 2013 and September 30, 2013;

•

Our Current Reports on Form 8-K filed January 2, 2013 (Item 2.01 only), March 6, 2013 (Item 8.01 only), March 13, 2013 (Item 8.01 only), May 14, 2013 (Item 5.02 only), May 22, 2013 (Items 5.02 and 5.07 only), September 11, 2013 (Item 8.01 only), September 24, 2013 (Item 1.01 only), November 13, 2013 and November 18, 2013 (in all cases, to the extent these items were “filed” with the SEC and not “furnished”); and

•

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering (to the extent these items were “filed” with the SEC and not “furnished”).

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Frank B. O’Neil

Senior Vice President of Corporate Communications and Investor Relations

ProAssurance Corporation

100 Brookwood Place

Birmingham, Alabama 35209

Tel: (205) 877-4400

E-mail: foneil@proassurance.com

Information contained on our website at www.proassurance.com is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

LEGAL MATTERS

Unless otherwise stated in a prospectus supplement, certain legal matters regarding the common stock, preferred stock and debt securities will be passed upon for us by Burr & Forman LLP. As of September 30, 2013, partners of Burr & Forman LLP owned less than 1% of the outstanding shares on that date. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of ProAssurance Corporation appearing in ProAssurance Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedules appearing therein), and the effectiveness of ProAssurance Corporation’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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ProAssurance Corporation

    % Senior Notes due 2023

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Wells Fargo Securities

US Bancorp